Exhibit 99.1

INVESTOR CONTACT	MEDIA CONTACT
Lori Barker	Bob Goligoski
(408) 542-9565	(408) 542-0463
lbarker@sandisk.com	bgoligoski@sandisk.com

SANDISK ANNOUNCES PRICING OF COMMON STOCK OFFERING

Up-sized Offering Expected To Yield Net Proceeds Of $504.8 Million

SUNNYVALE, CA, September 25, 2003 — SanDisk Corporation (NASDAQ: SNDK) today announced that it has priced its firm commitment underwritten offering of 7,996,000 shares of its common stock at a price to the public of $65.25 per share. The offering is expected to yield net proceeds to SanDisk of approximately $504.8 million. The underwriters for the offering have an option to purchase an additional 1,199,400 shares to cover over allotments on the same offering terms, which would yield additional net proceeds of approximately $75.7 million. The offering is expected to close on September 30, 2003.

Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the joint book-running underwriters for the offering and Thomas Weisel Partners LLC and Pacific Crest Securities Inc. are serving as co-managers of the offering.

SanDisk, the worldwide leader in flash storage card products, designs, manufactures and markets flash storage card products used in a wide variety of electronic systems. SanDisk is based in Sunnyvale, CA.

This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities referred to in this release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The matters discussed in this news release contain forward looking statements, including with respect to the closing of company’s offering, that are subject to certain risks and uncertainties including the risk that the underwriters will exercise their contractual rights to not close this offering based on adverse business, market, banking or geopolitical conditions or our inability to consummate the transaction as a result of actions taken by courts or government regulatory agencies. SanDisk assumes no obligation to update the information in this release.